EXHIBIT 99.1

Citadel Broadcasting Corporation
FOR IMMEDIATE RELEASE

CITADEL BROADCASTING CORPORATION ANNOUNCES

QUARTERLY CASH DIVIDEND

Las Vegas, Nevada, May 31, 2006 - Citadel Broadcasting Corporation (NYSE:CDL) today announced its Board of Directors has approved a quarterly dividend of $0.18 per share on its Common Stock to be paid on July 18, 2006 to shareholders of record on June 30, 2006.

Citadel Broadcasting Corporation is the sixth largest radio broadcasting company in the United States based on net broadcasting revenue. The Company owns and operates 164 FM and 58 AM radio stations in 46 markets, located in 24 states across the country. For more information visit www.citadelbroadcasting.com.

CONTACT INFORMATION:

Anna Cordasco/Brooke Morganstein

Citigate Sard Verbinnen

(212) 687-8080